Corporate Communications

P. O. Box 388

Yazoo City, Mississippi 39194

(662) 746-4131

News Release

                                                  Contacts: Keith Johnson, Investor Relations

                                                  Melinda Hood, Corp. Communications

                                                  Mississippi Chemical Corporation

                                                  (662) 746-4131

                                                  For further information please visit our

                                                  website at (www.misschem.com)

                                                   Mary Beth Jarvis, Koch Nitrogen Company

                                                   316-828-3756

Mississippi Chemical Announces Agreement for Sale of Trinidad Ammonia Plant

YAZOO CITY, Miss.--October 8, 2003 - Mississippi Chemical Corporation (OTC BB: MSPIQ.OB) today announced it has signed a definitive agreement to sell its 50 percent equity interest in Point Lisas Nitrogen Limited (PLNL), formerly Farmland MissChem Limited (FMCL), and related shipping company to Koch Nitrogen Company.

PLNL, which is jointly owned by Mississippi Chemical and an affiliate of Koch Nitrogen, owns and operates a 1,850 metric-tons-per-day ammonia plant in The Republic of Trinidad and Tobago. The total value of the proposed transaction is estimated to be $127 million, including $92 million in cash proceeds. The remaining $35 million represents assumed liabilities. These amounts are subject to closing adjustments.

Charles O. Dunn, president and chief executive officer of Mississippi Chemical Corporation, said, "The divestiture of this asset represents a significant liquidity event and is a positive step in the direction of restructuring the company so we can emerge from the Chapter 11 bankruptcy process in an organized and timely manner. We will continue to utilize our existing terminal infrastructure to serve our ammonia customer base through a combination of supply from offshore purchases and our domestic production assets. We do not anticipate any change in our ability to serve our existing customer base or any restriction in opportunities for future growth."

This agreement represents a 'stalking horse' bid that must be approved by the U.S. Bankruptcy Court in Jackson, Mississippi. Once approved, the next step will be an auction process where other interested parties may submit bids. The sale of the PLNL interest is expected to close in December 2003.

"Koch Nitrogen is very interested in acquiring the other half of Point Lisas Nitrogen," says Brock Nelson, business development vice president of Koch Nitrogen. "We believe that supply diversity is the key to long-term success in this industry. Our knowledge of the facility and its employees strengthens our belief that this is an excellent business fit."

Mississippi Chemical Corporation is a leading North American producer of nitrogen, phosphorus and potassium products used as crop nutrients and in industrial applications. Production facilities are located in Mississippi, Louisiana and New Mexico, and through PLNL, in The Republic of Trinidad and Tobago. On May 15, 2003, Mississippi Chemical Corporation, together with its domestic subsidiaries, filed voluntary petitions seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Koch Nitrogen Company and its affiliates produce, distribute and globally market nitrogen fertilizers, including anhydrous ammonia, urea and UAN. Koch Nitrogen is a subsidiary of privately held Koch Industries, Inc. (www.kochind.com), which owns a diverse group of companies engaged in trading, investment and operations around the world.

Except for the historical statements and discussion contained herein, statements set forth in this news release constitute "forward-looking statements." These forward-looking statements rely on a number of assumptions concerning future events, risks, and other uncertainties that are beyond the company's ability to control. Readers are cautioned that a number of factors could cause actual results to differ materially from the forward-looking statements, including without limitation: (i) the ability of the company to operate pursuant to the terms of the debtor-in-possession financing facility, (ii) operating constraints, costs and uncertainties associated with the bankruptcy proceedings, (iii) the ability of the company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 cases, (iv) the ability of the company to receive trade credit, (v) the ability of the company to maintain contracts that are critical to its operations, (vi) changes in matters which affect the global supply and demand of fertilizer products and industrial chemicals, (vii) the volatility of the natural gas market, (viii) a variety of conditions in the agricultural industry such as grain prices, planted acreage, projected grain stocks, U.S. government policies, weather, and changes in agricultural production methods, (ix) possible unscheduled plant outages and other operating difficulties, (x) price competition and capacity expansions and reductions from both domestic and international competitors, (xi) foreign government agricultural policies (in particular, the policies of the governments of India and China regarding fertilizer imports), (xii) the relative unpredictability of international and local economic conditions, (xiii) the relative value of the U.S. dollar, (xiv) regulations regarding the environment and the sale and transportation of fertilizer products, (xv) the continuing efficacy of unfair trade remedies, and the outcome of pending unfair trade remedy (antidumping) cases, and (xvi) other important factors affecting the fertilizer industry and US as detailed under the heading "Certain Business Factors" and elsewhere in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

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